ADVISORY BOARD MEMBER AGREEMENT

This Advisory Board Member Agreement (the "Agreement") is made and entered into, effective as of the date set forth on the signature page hereto (the "Effective Date"), by and between **The Crypto Company**, a Nevada corporation (the "Company"), and the individual listed on the signature page hereto ("Member"). Company and Member are collectively referred to herein as the "Parties" and individually as a "Party."

RECITALS:

WHEREAS, the Company's Board of Directors (the "Board") desires to obtain the advice and counsel of the Member regarding matters within the Member's experience and expertise;

WHEREAS, the Board desires to engage the Member as an independent contractor to act as an adviser to the Board, and the Member is willing to provide advice and services to the Board on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Member desire to enter into this Agreement to formalize the terms and conditions under which Member shall serve as a member of the Advisory Board of the Company and provide advisory services.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. PERFORMANCE OF SERVICE

1.1 **ENGAGEMENT.** The Company engages Member to use its commercially reasonable efforts to provide advisory services (the "Services") in connection with their role as a member of the Advisory Board, including but not limited to:

(a) Introductions and referrals to Member's contacts, at Member's discretion;

(b) Advising the Board of the Company based on Member's professional expertise and experience.

1.2 **BUSINESS TIME.** Member shall devote such time to the performance of the Services as they have available for the faithful and diligent performance of such Services. Member is not required to provide exclusive services to the Company.

1.3 **LOCATION.** Member shall perform the Services at a location of Member's choosing.

1.4 **REPORTING.** Member shall report to the Board of Directors of the Company.

1.5 **ACCEPTANCE.** Member accepts the engagement and agrees to perform the Services in a professional and competent manner. Member agrees to comply with and be subject to all of Company's policies and procedures of which Member has been provided copies, including reasonable amendments to such policies and procedures adopted by Company of which he has been given copies.

2. COMPENSATION

2.1 **EQUITY.** In consideration for the Services, Member shall receive shares of common stock of the Company, which represents **0.2%** of the outstanding shares of the Company's common stock on the Effective Date (the "Shares"). The Shares shall be issued as fully vested equity upon execution of this Agreement.

2.2 **RESTRICTED SECURITIES.** Member acknowledges that the Shares are "restricted securities" under the Securities Act of 1933, as amended, and may not be sold, transferred, or otherwise disposed of without compliance with applicable federal and state securities laws. The Company has no obligation to register the Shares for resale.

2.3 **REIMBURSEMENT OF EXPENSES.** The Company shall reimburse Member for pre-approved, reasonable expenses incurred in the performance of Services. Member must submit receipts and an itemized accounting, and the Company shall process reimbursement within two weeks.

3. **CONFIDENTIAL INFORMATION.** Member shall not disclose any proprietary or confidential information of the Company during or after the Term of this Agreement without prior written consent, except as required by law. "Confidential Information" includes any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Member, or discovered by the Member through any means, including observation, including, but not limited to, information about the Company's employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; manufacturing processes and methods, operating technique, practice, course of dealing, plan or strategy, sources of supply, customer lists and markets; sales, profits, pricing, other financial data and know-how; financial projections, business plans, marketing plans, marketing materials, logos and designs; personnel statistics; research; computer hardware and software; current and future products, designs, developments, capabilities, inventions, prototypes, models, drawings, specifications, methods and trade secrets; technical data, inventions, processes, algorithms, formulae, franchises, databases, computer programs, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates and other trade secrets; and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Member. "Confidential Information" shall not include: (a) information that is publicly available as of the date of this Agreement; or (b) information that subsequently becomes publicly available or generally known in the industry through no fault of the Member, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known. The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which

are created, made, conceived or reduced to practice by the Member or jointly with others in the course of the Member's performance of services under this Agreement or using the Company's Confidential Information

4. **INDEMNIFICATION.** Each Party agrees to indemnify and hold harmless the other from any losses, claims, damages, or liabilities arising from this Agreement, except in cases of intentional misconduct or gross negligence.

5. **LIMITATION OF LIABILITY**. Except for breaches of Confidentiality or Indemnification obligations, neither Party shall be liable to the other for any indirect, incidental, special, or consequential damages, even if advised of the possibility of such damages. In no event shall a Party's total liability exceed the aggregate compensation owed under this Agreement.

6. **INDEPENDENT CONTRACTOR.** The Member shall perform the Services hereunder as an independent contractor and not as an employee, agent, joint venturer, or partner of the Company. The Member shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Board. The Member agrees to take no action that expresses or implies that the Member has such power or authority. Member is not entitled to Company employee benefits. Member is responsible for any taxes applicable to compensation received under this Agreement.

7. **TERM AND TERMINATION**

7.1 **TERM.** This Agreement shall commence on the Effective Date and shall remain in effect for **two (2) years**, unless earlier terminated by either Party, for any reason, upon **fifteen (15) days' written notice**, and provided further that the provisions of Section 3 and Section 6 shall survive any termination or expiration of this Agreement.

7.2 **EFFECT OF TERMINATION.** Upon termination, Member shall return all materials containing Confidential Information. Any vested Shares shall remain Member's property. All of Member's equity awards, including any awards held by Member through a Company subsidiary (collectively, the "Company Equity Awards"), that are unvested at the time of termination shall forfeit.

8. **NON-COMPETITION.** During the Term, Member shall not directly compete with the Company in an advisory or investment capacity in the cryptocurrency space without prior written consent.

9. **MISCELLANEOUS**

9.1 **USE OF NAME AND LIKENESS.** The Company may use Member's name, likeness, and biography in promotional materials related to Member's service on the Advisory Board. The Company may also use the Member's name, likeness, biography, and information surrounding the Member in Company press releases, subject to prior approval by Member.

9.2 NO CONFLICTS. The Member represents and warrants to the Company that the Member is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Member is bound.

9.3 NOTICES. All notices must be in writing and deemed delivered upon personal delivery, email confirmation, or three days after mailing.

9.4 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements. Amendments must be in writing and signed by both Parties.

9.5 BINDING EFFECT. This Agreement shall inure to the benefit of, and shall be binding upon (without any further action by Member required), the Parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Member under this Agreement, being personal, may not be delegated.

9.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties hereto regarding the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the Parties hereto.

9.7 GOVERNING LAW; VENUE; LEGAL FEES. This Agreement shall be construed according to the laws of the United States of America and the State of Nevada, without regard to its conflicts of laws principles. Both Parties hereby expressly consent to the personal jurisdiction of the State and Federal Courts located in the City of Las Vegas in any legal action filed by either party arising from or related to this Agreement. In any legal action brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the cost of such action, including reasonable attorneys' fees.

9.8 SECTION HEADINGS; CONSTRUCTION. the headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

9.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.11 RIGHT TO CONSULT WITH COUNSEL; NO DRAFTING PARTY. The Member acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Member agrees that the obligations created hereby are not unreasonable. The Member acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

9.12 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Member. The Company may sell, assign, and transfer all of its right, title and interests in this Agreement without the prior consent of Member, whether by operation of law or otherwise, in which case this Agreement shall remain in full force after such sale, assignment or other transfer and may be enforced by (a) any successor, assignee or transferee of all or any part of the Company's business as fully and completely as it could be enforced by the Company if no such sale, assignment or transfer had occurred, and (b) the Company in the case of any sale, assignment or other transfer of a part, but not all, of the business.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Effective Date.

"COMPANY:"	**"MEMBER:"**
THE CRYPTO COMPANY, a Nevada corporation	
DocuSigned by:	DocuSigned by:
By: Ron Levy	By: Rob Nail
943D84F5F1F94EA...	687667B6ED2D419...
Ron Levy, CEO	Robert Nail
Date: Aug 19, 2025	Date: Aug 19, 2025
<u>Address for Notice</u>:	**<u>Address for Notice</u>:**
The Crypto Company	Robert Nail
23823 Malibu Road, #50477	12 Cavalry Ct,
Malibu, CA 90265	Ridgefield CT 06877
Email: ron@tcc.co	Email: rob@robnail.com